                                                                       EXHIBIT A

                              R & R RESOURCES, INC.
                              FINANCIAL STATEMENTS
                                DECEMBER 31, 1997

                              R & R RESOURCES, INC.
                                DECEMBER 31, 1997
                                    CONTENTS

                                                              Page
Independent Auditor's Report                                    1

Financial Statements

      Balance Sheet                                             2
      Statement of Operations                                   3
      Statement of Stockholders, Equity                         4
      Statement of Cash Flows                                   5
      Notes to Financial Statements                            6-8

 Member American Institute                       Member Nevada Society
of Certified Public Accountants                  of Certified Public Accountants

                             KURT D. SALIGER, C.P.A.

                           Certified Public Accountant
                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
R & R Resources, Inc.
Las Vegas, Nevada

        I have audited the accompanying balance sheet of R & R Resources, Inc. (a development stage company), as of December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the period from inception (June 10, 1997) to December 31, 1997. These financial statements are the responsibility of, the Company's management. My responsibility is to express an opinion on these financial statements based on my audit in accordance with standards established by the American Institute of Certified Public Accountants.

        I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

        In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of R & R Resources, Inc. as of December 31, 1997 and the results of their operations and their cash flows for the period from inception (June 10, 1997) to December 31, 1997 in conformity with generally accepted accounting principles.

        As more fully explained in Note 2, the accompanying balance sheet includes oil & gas properties stated at $20,703,908. The ultimate recovery of such amount is dependent on the success of future development of the properties and the Company's ability to complete the development.


Kurt D. Saliger C.P.A.
January 12, 1998

           2950 So. Rainbow Blvd., Suite 260, Las Vegas, Nevada 89102
                    Phone: (702) 367-1988 Fax: (702) 365-6099


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                              R & R RESOURCES, INC.

                           A Development Stage Company
                                  BALANCE SHEET
                                December 31, 1997

                                     ASSETS

CURRENT ASSETS
      Cash                                                       $        812
      Accounts Receivable                                        $      6,600
      Oil & Gas Properties (Note 2)                              $ 20,703,908
                                                                 ------------
      TOTAL CURRENT ASSETS                                       $ 20,711,320
                                                                 ------------
                                   TOTAL ASSETS                  $ 20,711,320
                                                                 ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
       Accounts Payable                                          $          0
                                                                 ------------
       TOTAL CURRENT LIABILITIES                                 $          0

LONG-TERM DEBT                                                   $          0
STOCKHOLDERS' EQUITY
       Common Stock, $.001 par value authorized 50,000,000
       shares issued and outstanding at December 31, 1997
       7,095,230 shares                                          $      7,095

       Additional Paid In Capital                                $ 20,716,813

       Deficit Accumulated During Development Stage              $    (12,588)
                                                                 ------------
       TOTAL STOCKHOLDERS' EQUITY                                $ 20,711,320
                                                                 ------------
                             TOTAL LIABILITIES AND
                             STOCKHOLDERS' EQUITY                $ 20,711,320
                                                                 ============

See accompanying notes to financial statements.

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                              R & R RESOURCES, INC.
                           A Development Stage Company

                             STATEMENT OF OPERATIONS
                 June 10, 1997 (Inception) to December 31, 1997

INCOME
Revenue                                       $         0
                                              -----------
TOTAL INCOME                                  $         0

EXPENSES
General and Administrative                    $    12,588
                                              -----------
TOTAL EXPENSES                                $    12,588


NET PROFIT (LOSS)                             $   (12,588)
                                              ===========
NET PROFIT (LOSS) PER SHARE                   $   (0.0018)
                                              ===========

AVERAGE NUMBER OF SHARES OF COMMON
 STOCK OUTSTANDING                              7,095,230
                                              ===========

See accompanying notes to financial statements.

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                              R & R RESOURCES, INC.

                           A Development Stage Company
                        STATEMENT OF STOCKHOLDERS' EQUITY
                                December 31, 1997

                                                      Common Stock                                    (Deficit)
                                             ------------------------------                          Accumulated
                                                Number                              Additional          During
                                                  of                                 Paid In          Development
                                                Shares             Amount            Capital             Stage
                                             -----------         -----------        -----------        -----------


Issued for cash June 10, 1997                     10,000         $        10        $     4,990

Issued for cash August 15, 1997                   75,000         $        75        $    14,925

October 10, 1997 forward stock
  split 40:1                                   3,315,000         $     3,315

November 12, 1997 forward stock
  split 1.15:1                                   510,000         $       510

November 21, 1997 stock issued to
  Pilares Oil & Gas, Inc. in exchange
  for 300,000 shares (100%) of common
  stock in Paint Rock Energy, Inc.             3,185,230         $     3,185        $20,696,898

(Net Loss) June 10, 1997 (Inception)
  to December 31, 1997                                                                                 $   (12,588)

                                             -----------         -----------        -----------        -----------
Balance December 31, 1997                      7,095,230         $     7,095        $20,716,813        $   (12,588)
                                             ===========         ===========        ===========        ===========

See accompanying notes to financial statements.

                              R & R RESOURCES, INC.

                           A Development Stage Company
                             STATEMENT OF CASE FLOWS
                 June 10, 1997 (Inception) to December 31, 1997


CASH FLOWS FROM OPERATING ACTIVITIES
               (Net Loss)                               $(12,588)

               (Increase) in accounts receivable        $ (6,600)
                                                        --------
               Net Cash (Used) In
                      Operating Activity                $(19,188)

CASH FLOWS FROM INVESTING ACTIVITIES
               Issuance of common stock for cash        $ 20,000
                                                        --------
               Net increase in cash                     $    812

Cash, June 10, 1997                                     $      0
                                                        --------
Cash, December 31, 1997                                 $    812

See accompanying notes to financial statements.

                              R & R RESOURCES, INC.

                           A Development Stage Company
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1997

NOTE 1 - ORGANIZATION & SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The Company was organized June 10, 1997 under the laws of the State of Nevada, as Greyhawk Stained Glass, Inc. (the "Company"). The Company is primarily a development stage company in accordance with SFAS #7, and has one producing gas well as of November 21, 1997. Planned operations of the Company include the exploration and production of oil and gas in Texas.

        On June 10, 1997, the Company issued 10,000 shares of its $.001 par value company stock for $5,000. On August 15, 1997, the Company successfully completed an offering of its common stock under Regulation D, Rule 504 for 75,000 common shares of stock at $0.20 per share for $15,000.

        On October 10, 1997, the Board of Directors approved a forward stock split of 40:1, increasing the number of common shares outstanding from 85,000 common shares to 3,400,000 common shares outstanding.

        On November 12, 1997, the Board of Directors approved a forward stock split of 1.15:1, increasing the number of common shares outstanding from 3,400,000 common shares to 3,910,000 common shares outstanding. Also on this date the Board of Directors approved a name change of the Company to R & R Resources, Inc. Its OTC Electronic Bulletin Board symbols were changed to RRRI and a new Cusip number was assigned.

        On November 21, 1997, at a special meeting of the Board of Directors and Stockholders, a resolution was passed that 3,185,320 shares of restricted common stock be issued to Pilares Oil & Gas, Inc., a Texas corporation in exchange for 300,000 shares (100%) of common stock in Paint Rock Energy, Inc. The exchange of stock is to be treated as a Type "B" reorganization in compliance with the requirements of Section 368 of the Internal Revenue Code of 1954, as amended.

                              R & R RESOURCES, INC.

                           A Development Stage Company
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1997

NOTE 1 - ORGANIZATION & SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         (CONTINUED)

        On December 15, 1997, at a special meeting of the Stockholders, the agreement with Pilares Oil & Gas Co. dated November 21, 1997 was ratified. Also on that date a resolution was passed to value the 3,185,230 shares of stock issued to Pilares Oil & Gas Co. at the bid price of $6.50 per share as shown on the OTC Electronic Bulletin Board market or $20,703,995.

        The Company uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.
Accordingly, actual results could differ from those estimates.

        Significant estimates include the valuation of proved undeveloped reserves and proved developed reserves related to the oil and gas properties. The oil and gas properties constitute almost 100% of total assets at November 21, 1997. The ultimate recovery of proved undeveloped reserves is dependent on the success of future development of the properties and in the Company's ability to complete the development.

NOTE 2 - OIL AND GAS PROPERTIES

        On November 21, 1997, the Company issued 3,185,320 shares of restricted common stock in exchange for an assignment of an oil, gas and mineral lease from Paint Rock Energy, Inc. The lease consists of approximately 1,280 acres and is located in Pecos and Concho Counties,

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



                              R & R RESOURCES, INC.

                           A Development Stage Company
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1997

NOTE 2 - OIL AND GAS PROPERTIES (CONTINUED)

        The oil and gas property has been appraised by Nova Petroleum Resource Company, Certified Petroleum Geologists and Registered Professional Engineers, in the Summary of Reserves and Valuation dated August 13, 1997. The report appraised the 1,280 acres described above. This appraisal classified the petroleum as proved undeveloped reserves, and proved developed reserves and supports the following valuation of the acres:

                          Net                      Net Present Value        Net Present Value
                          Oil       Net Gas          @ 0% Discount           @ 10% Discount
                        (Bbls)       (MCF)               $ USD                    $ USD
                        -------    --------         ---------------         ----------------

Undeveloped                0      32,537,695          $52,050,130               $20,545,724
Developed                  0         308,200          $   334,052               $   158,184

                                                                                -----------
                                                                                $20,703,908
                                                                                ===========

        The net present value of the oil and gas reserves is based on estimates of future cash inflows and cash outflows over thirty (30) years. The cash outflows include direct and indirect production costs. In addition, future cash outflows include severance taxes and ad valorem taxes but not income taxes. A definition of proved undeveloped reserves is presented in the Nova Petroleum Resource Company Report:

        Undeveloped- Reserves that are recoverable from additional wells yet to be drilled.

        Undeveloped reserves are those considered proved for production by reasonable geological interpretation of adequate subsurface control in reservoirs that are producing or proved by other wells but are not recoverable from existing wells. This classification of reserves requires drilling of additional wells, major deepening of existing wells, or installation of enhanced recovery or other facilities.

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